UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2005

THE YANKEE CANDLE COMPANY, INC.

(Exact Name of Registrant as Specified in Charter)

MASSACHUSETTS	001-15023	04 259 1416

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

16 YANKEE CANDLE WAY
SOUTH DEERFIELD, MASSACHUSETTS 01373

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (413) 665-8306

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
SIGNATURE

Item 1.01

Entry Into a Material Definitive Agreement.

     On January 7, 2005, The Yankee Candle Company, Inc. (the “Company”) entered into Award of Performance Shares Agreements (the “Agreements”) with the following executive officers of the Company: Craig W. Rydin, Chairman of the Board and Chief Executive Officer; Harlan M. Kent, President; Paul J. Hill, Senior Vice President, Supply Chain; Martha S. LaCroix, Senior Vice President, Human Resources; and James A. Perley, Senior Vice President, General Counsel (the “Recipients”).

     Each of the Agreements provides that the Company will issue shares of its common stock (“Performance Shares”) under the 1999 Stock Option and Award Plan of the Company to the Recipients, subject to the Company attaining targeted levels of cumulative earnings per share for the three fiscal years ending January 1, 2005, December 31, 2005 and December 30, 2006. The Agreement for each Recipient fixes a target number of Performance Shares for that Recipient. The actual number of Performance Shares issued to the Recipient will range from 0% to 175% of the target number, depending upon the Company’s cumulative earnings per share for those three fiscal years. The target number of Performance Shares for each of the Recipients is as follows:

Craig W. Rydin -	28,900
Harlan M. Kent -	10,000
Paul J. Hill -	5,000
Martha S. LaCroix -	4,500
James A. Perley -	5,000

     The Company will issue the Performance Shares, if any, to the Recipients following the Company’s publication of its financial results for the fiscal year ending December 30, 2006. In addition, the Company will at that time make a cash payment to each Recipient in an amount equal to (i) the amount (if any) of dividends per share of common stock payable between the date of the Agreement and the date of issuance of the Performance Shares, multiplied by (ii) the number of Performance Shares issued to such Recipient.

     Except as described below, if a Recipient’s employment with the Company terminates for any reason prior to December 30, 2006, he or she will forfeit all rights to receive Performance Shares or other payments under the Agreement, subject to the following two exceptions:

•	If, on or after January 2, 2005 but prior to December 30, 2006, the Recipient retires pursuant to the retirement guidelines set forth in the Agreement, or his or her employment is terminated by reason of death or disability, he or she will receive, following the publication of financial results for the fiscal year ended December 30, 2006, (i) one-third of the number of Performance Shares that would otherwise have been issuable to the Recipient had he or she remained employed by the Company through December 30, 2006, if the retirement, death or disability occurs during the fiscal year ending December 31, 2005 or (ii) two-thirds of the number of Performance Shares that would otherwise have been issuable to the Recipient had he or she remained employed by the Company through December 30, 2006, if the retirement, death or disability occurs during the fiscal year ending December 30, 2006.

•	If a Change in Control (as defined in the 1999 Stock Option and Award Plan) of the Company occurs during the fiscal year ending December 31, 2005 or December 31, 2006, and the Recipient remains employed by the Company through the date of the Change in Control, then the Recipient’s target number of Performance Shares will be reduced to either one-third (if the Change in Control occurs during the fiscal year ending December 31, 2005) or two-thirds (if the Change in Control occurs during the fiscal year ending December 30, 2006) of the original target number, and the Company will issue to the Recipient a percentage, ranging from 0% to 175%, of such adjusted target number of Performance Shares based upon the Company’s earnings per share for either the fiscal year ending January 1, 2005 (if the Change in Control occurs during the fiscal year ending December 31, 2005) or the Company’s cumulative earnings per share for the fiscal years ending January 1, 2005 and December 31, 2005 (if the Change in Control occurs during the fiscal year ending December 30, 2006), in each case as compared to the targeted earnings per share for that period.

     The earnings per share targets for the fiscal years ending January 1, 2005, December 31, 2005 and December 30, 2006 were set by the Compensation Committee of the Board of Directors in July 2004, are set forth in the Agreements and are the same for each Recipient. The Compensation Committee of the Company’s Board of Directors has the authority to adjust the earnings per share targets to reflect events such as share repurchases or equity financings by the Company that affect the number of outstanding shares of common stock and acquisitions or other unusual events that affect the Company’s net income.

     Each Agreement also includes non-competition and non-solicitation covenants that prohibit the Recipient from competing with the Company for a period of two years after the termination of his or her employment for any reason and restrict the solicitation or hiring by the Recipient of employees of the Company for a period of two years after the termination of his or her employment for any reason.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE YANKEE CANDLE COMPANY, INC.
Date: January 12, 2005	By:	/s/ Craig W. Rydin
Craig W. Rydin
President and Chief Executive Officer